Exhibit 2.6

TERMINATION AGREEMENT

This Termination Agreement (this "Termination Agreement") is made as of this 13th day of September, 1998, among Tellabs, Inc., a Delaware corporation ("Parent") and CIENA Corporation, a Delaware corporation (the "Company").

WHEREAS, Parent, White Oak Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub") and Company are parties to that certain Agreement and Plan of Merger dated as of June 2, 1998, as amended by the First Amendment to Agreement and Plan of Merger dated as of August 27, 1998 (as so amended, the "Merger Agreement"); and

WHEREAS, the parties desire to terminate the Merger Agreement by mutual consent as provided by Section 7.1 (a) of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

1. Capitalized Terms. Except as otherwise defined or modified herein, all capitalized terms used in this Termination Agreement shall have the meanings set forth in the Merger Agreement.

2. Termination of Agreement. Effective immediately upon execution of this Termination Agreement, the Merger Agreement is hereby terminated pursuant to Section 7.1 (a) thereof, and the Stock Option Agreement is hereby terminated pursuant to Section 19 thereof. All covenants, undertakings, restrictions and limitations contained in all Company Affiliate Letters, Parent Affiliate Letters, the Stockholder Agreement dated as of August 27, 1998 between the Company and Michael Birck and the Stockholder Agreements executed in connection with the Merger Agreement (collectively with the Merger Agreement and the Stock Option Agreement, the "Transaction Agreements") are also terminated and waived and shall be of no further force and effect.

3. Survival of Confidentiality Agreement. Notwithstanding any provisions of the Merger Agreement to the contrary, the provisions of Sections 2.1, 2.4, 2.7 and 2.8 of the Confidentiality Agreement shall survive the termination of the Merger Agreement, and each party will use commercially reasonable efforts to promptly return all Evaluation Material (as defined in the Confidentiality Agreement) relating to the other party to the other party or destroy the same, as requested by the other party, and will otherwise cooperate with the other party in taking all reasonable steps necessary to carry out an orderly termination of actions heretofore taken to carry out the transactions contemplated by the Merger Agreement, provided, however, that if the Receiving Company (as defined in the Confidentiality Agreement) reasonably determines that

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because of pending or threatened litigation or proceedings the return or destruction of any such materials would not be appropriate, in lieu of such return or destruction the Receiving Company may turn over any such materials to its outside legal counsel (who shall maintain the confidentiality thereof, use such materials only as reasonably necessary in connection with such legal actions or proceedings and shall promptly return or destroy such materials when the same are no longer reasonably necessary for use in such legal action or proceedings).

4. Expenses. Except as otherwise provided in this Termination Agreement, all costs and expenses incurred in connection with or relating to this Termination Agreement, the Transaction Agreements or the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, that all printing expenses and all filing fees incurred by the parties prior to the date hereof in connection with the Merger Agreement (including, without limitation, filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be divided equally between Parent and the Company. Accordingly, all charges of Bowne & Co. in connection with printing and distributing the Registration Statement and the Joint Proxy Statement shall be borne 50% by Parent and 50% by the Company.

5. Release and Waiver. Each of the parties hereto, for itself and its subsidiaries, predecessors, successors and assigns, and for each of its and their respective directors, officers, employees, agents and attorneys acting as such (collectively, the "Releasing Persons"), does hereby forever and unconditionally release, acquit and discharge each of the other parties hereto, and each of their respective parents, subsidiaries, stockholders, directors, officers, employees, agents, attorneys and consultants, and the predecessors, successors and assigns of each of them (collectively, the "Released Persons"), with all Released Persons who are natural persons being so released, acquitted and discharged in both their individual as well as their official capacities, from any and all claims, controversies, covenants, representations, warranties, demands, promises, contracts, agreements, causes of action, suits, liabilities, obligations, debts or other responsibility of whatever kind or nature, whether known or unknown, whether in law or in equity, which the Releasing Persons ever had, now have or may have against any Released Person for any matter, thing, event, action or omission which in any way, directly or indirectly, relates to or arises out of or is connected to the Transaction Agreements, any of the transactions contemplated thereby, including, without limitation by reason of or in connection with the termination of the Transaction Agreements, or any other acts, facts, omissions, transactions, occurrences or other subject matters relating thereto, arising therefrom or in connection therewith; provided, however, that nothing contained herein shall release any obligation under this Termination Agreement or claim to enforce it.


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6.  Amendments.  This Agreement can be modified or amended only by a writing signed by the parties hereto.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provisions of Section 3 of this Termination Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of Section 3 of this Termination Agreement and to enforce specifically the terms and provisions of such Section 3 in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

9. Disclosure. Promptly following the execution hereof, Parent and the Company shall issue the press releases in the forms attached hereto as Exhibits A and B, respectively, or as otherwise agreed between the parties prior to release.

10. Representations and Warranties. Each of the parties hereto represents and warrants to the other that (a) it has all requisite power and authority to enter into this Termination Agreement and (b) this Termination Agreement constitutes the legal, valid and binding obligation of such party and (assuming that this Termination Agreement is the valid, binding and enforceable obligation of the other party) is enforceable against it in accordance with its terms.

11. Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.









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12.  Entire Agreement.  Except as set forth in Section 3 hereof with respect to certain provisions of the Confidentiality Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto; including without limitation, Section 7.2 of the Merger Agreement, the other provisions of the Merger Agreement, all other Transaction Agreements and the Confidentiality Agreement. Except for the provisions of Section 5 hereof, this Termination Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date first above written.

                                   TELLABS, INC.

                                   By: s\ Michael J. Birck
                                      --------------------
                                       Michael J. Birck
                                       President and Chief
                                       Executive Officer


                                   CIENA CORPORATION

                                   By: s\ Patrick H. Nettles
                                      ----------------------
                                        Patrick H. Nettles
                                        President and Chief
                                        Executive Officer



                                   ACKNOWLEDGED AND AGREED:

                                   WHITE OAK MERGER CORP.


                                   By: s\ Michael J. Birck
                                      --------------------
                                        Michael J. Birck
                                        President and Chief
                                        Executive Officer









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EXHIBIT A

NEWS RELEASE

FOR IMMEDIATE RELEASE              CONTACT: Thomas P. Scottino
09/14/98                                    (630) 378-7504


          TELLABS AND CIENA AGREE TO TERMINATE MERGER


Lisle, Ill. -- Tellabs, Inc., and CIENA Corporation have announced they will not proceed with their proposed merger. The companies mutually agreed to terminate the merger and have entered into a termination agreement approved by their respective Boards of Directors. Under terms of the agreement, neither party will owe a break-up fee to the other.

Tellabs President and CEO Michael J. Birck said, "We continue to believe that CIENA's products and technology would have provided a good fit with Tellabs' business. However, in light of the changes in CIENA's financial outlook and since required approval of the transaction by Tellabs' shareholders is unlikely, we have therefore mutually agreed to terminate the merger agreement. This decision does not change our interest in optical-networking technology and markets as part of our long-term strategy."

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the Nasdaq Stock Market (TLAB).






















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EXHIBIT B

FOR IMMEDIATE RELEASE

                                        Press Contact: Denny Bilter
                                                  CIENA Corporation
                                                     (800) 921-1144

                                   Investor Contact: Suzanne DuLong
                                                  CIENA Corporation
                                                     (888) 243-6223
                                                       ir@ciena.com

CIENA Announces Mutual Termination of Proposed Merger With Tellabs

LINTHICUM, MD - September 14, 1998 - CIENA Corporation (NASDAQ: CIEN) today announced that it has agreed to a mutual termination of its planned merger with Tellabs.

The companies believe that investor reaction to events of the last several weeks raised serious questions about the ultimate ability to obtain shareholder approval for the merger and made it difficult to move forward with the kind of momentum needed to realize shareholder value. Therefore, the companies have agreed to part ways amicably. The terms of the merger termination do not trigger break-up fees for either company.

"While we are disappointed that our plans with Tellabs will not come to fruition, we remain excited about our future as an independent entity," said Patrick Nettles, CIENA's President and Chief Executive Officer.

Nettles continued: "Over the short-term, CIENA will continue to face the challenges associated with expanding our customer base, but the core elements of our business remain strong:

     1. Our market opportunity is large and growing as more carriers turn to the economies and network scalability offered by DWDM and as we identify and pursue new applications beyond long-distance transport;

     2. CIENA's technology leadership is evident - we are the only DWDM vendor commercially shipping a 40-channel system with more than one million channel kilometers installed for customers on three continents - and we will work aggressively to leverage and expand on that leadership position;

     3.  Our team's spirit is indomitable;

     4. The balance sheet is strong with over $200 million in cash, and:

     5.  We continue to grow our base of satisfied customers."

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NOTE TO INVESTORS:

Forward-looking statements in this release, including statements regarding the anticipated dates to achieve different capacities on a single strand of fiber optic cable and the limited availability of the OC-192 interface in early 1999 are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied by such forward-looking statements, due to risks and uncertainties associated with the Company's business. The forward-looking statements should be considered in the context of risk factors disclosed in the Company's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on September 14, 1998.

ABOUT CIENA

Based in Linthicum, Maryland, CIENA Corporation is a worldwide market leader of open architecture, dense wavelength division multiplexing
(DWDM) systems for long-distance and local exchange carriers. Through its Alta subsidiary, based in Norcross, GA, CIENA provides a range of engineering, furnishing and installation (EF&I) services for telecommunications service providers in the areas of transport, switching and wireless communications.

Additional information about CIENA can be found on its World Wide
Website: www.ciena.com.

























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